UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 21, 2025

BROADRIDGE FINANCIAL SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33220	33-1151291
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

5 Dakota Drive, Lake Success, New York	11042
(Address of Principal Executive Offices)	Zip Code

 Registrant’s telephone number, including area code: (516) 472-5400

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of Each Class:	Trading Symbol	Name of Each Exchange on Which Registered:
Common Stock, par value $0.01 per share	BR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company   ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note

Broadridge Financial Solutions, Inc. (the “Company”) is filing this Current Report on Form 8-K/A (this “Amended Report”) to amend Items 1.01 and 2.03 of its Current Report on Form 8‑K filed on August 21, 2025 (the “Original Report”). This Amended Report relates to the correction of an error in the maturity date of the Loan in the Original Report, which should read “The Loan will mature on the fifth anniversary of the Closing Date.” Except as described above, this Amended Report does not otherwise amend, modify, or update the disclosures contained in the Original Report.

Item 1.01	Entry into a Material Definitive Agreement.

Term Credit Agreement

On August 21, 2025 (the “Closing Date”), the Company entered into a term credit agreement (the “Term Credit Agreement”) among the Company, as Borrower, the Lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, and provides for term loan commitments in an aggregate principal amount of $750 million (the “Loan”). The Loan was incurred in full by the Company on the Closing Date. Any amounts repaid or prepaid in respect of such Loan may not be reborrowed. The Loan will mature on the fifth anniversary of the Closing Date. The proceeds of the Loan will be used by the Company to repay the principal, interest, and other amounts outstanding or accrued under the Company’s Amended and Restated Term Credit Agreement, dated August 17, 2023 and for general corporate purposes.

The Company may voluntarily prepay the Loan at any time in whole or in part and without premium or penalty (but subject to customary breakage provisions in respect of any such prepayments).

The Term Credit Agreement contains affirmative and negative covenants that the Company believes are usual and customary for transactions of this type. The negative covenants include, among other things, limitations on liens, subsidiary indebtedness, sale and leaseback transactions, restrictive agreements, transactions with affiliates, and certain mergers, consolidations and transfers of all or substantially all of the Company’s consolidated assets. The Term Credit Agreement also prohibits the Company from exceeding a maximum leverage ratio at the end of any test period. Upon the occurrence of certain customary events of default set forth in the Term Credit Agreement, including payment default, breaches of covenants, a change of control, judgment defaults and cross acceleration or cross default under other material indebtedness of the Company, the Administrative Agent may with the consent, and upon the request, of a majority of the Lenders under the Term Credit Agreement, accelerate repayment of the Loan and cancel all of the commitments outstanding under the Term Credit Agreement. Upon certain insolvency and bankruptcy events of default, the Loan shall automatically accelerate and all of the outstanding commitments under the Term Credit Agreement shall be automatically cancelled.

The Loan will initially bear interest at Term SOFR plus 1.250% per annum (subject to a step-up to Term SOFR plus 1.375% or Term SOFR plus 1.625% or a step-down to Term SOFR plus 1.125% or Term SOFR plus 1.000%, in each case, based on ratings).

The foregoing description of the Term Credit Agreement is only a summary and is qualified in its entirety by reference to the full text of the Term Credit Agreement, which is attached as Exhibit 10.1 hereto and is hereby incorporated into this Item 1.01 by reference. The representations and warranties contained in the Term Credit Agreement were made solely for purposes of allocating contractual risks between the parties and not as a means of establishing facts. Such representations and warranties may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Term Credit Agreement and shall not be relied on as factual information at the time they were made or otherwise. The Term Credit Agreement may have different standards of materiality than under applicable securities laws.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in and incorporated into Item 1.01 above relating to the Term Credit Agreement is hereby incorporated into this Item 2.03 by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Term Credit Agreement, dated August 21, 2025, among Broadridge Financial Solutions, Inc., the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 25, 2025

BROADRIDGE FINANCIAL SOLUTIONS, INC.

	By:	/s/ Ashima Ghei
Ashima Ghei
Corporate Vice President and Chief Financial Officer